Exhibit 99.1

Sarepta Therapeutics Announces Second Quarter 2016 Financial Results and Recent Corporate Developments

CAMBRIDGE, Mass.—(BUSINESS WIRE)—July 19, 2016— Sarepta Therapeutics, Inc. (NASDAQ:SRPT), a developer of innovative RNA-targeted therapeutics, today reported financial results for the three and six months ended June 30, 2016, and provided an update of recent corporate developments.

Financial Results

For the second quarter of 2016, Sarepta reported a net loss of $62.3 million, or $1.35 per share, compared to a net loss of $41.9 million for the second quarter of 2015, or $1.01 per share. The incremental loss of $20.5 million was primarily the result of increased research and development expenses.

Excluding $7.5 million of stock-based compensation expense and restructuring expenses, non-GAAP net loss for the second quarter of 2016 was $54.8 million, or $1.19 per share, compared to a non-GAAP net loss excluding $5.9 million of stock-based compensation expense of $35.9 million for the second quarter of 2015, or $0.87 per share.

No revenue was recognized for the three months ended June 30, 2016 and 2015.

Research and development expenses were $44.3 million for the second quarter of 2016, compared to $29.2 million for the second quarter of 2015, an increase of $15.2 million. Non-GAAP research and development expenses (excluding $2.9 million of stock-based compensation and restructuring expenses) were $41.4 million for the second quarter of 2016, compared to $26.6 million (excluding $2.6 million of stock-based compensation) for the second quarter of 2015, an increase of $14.8 million.

General and administrative expenses were $17.8 million for the second quarter of 2016, compared to $12.9 million for the second quarter of 2015, an increase of $4.8 million. Non-GAAP general and administrative expenses (excluding $4.5 million of stock-based compensation and restructuring expenses) were $13.2 million for the second quarter of 2016, compared to $9.6 million (excluding $3.4 million of stock-based compensation) for the second quarter of 2015, an increase of $3.7 million.

The Company had $134.7 million in cash, cash equivalents, short-term investments and restricted cash as of June 30, 2016 compared to $204.0 million as of December 31, 2015, a decrease of $69.3 million. The decrease was due to the use of cash to fund the Company’s ongoing operations and commercial launch activities.

Use of Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements: non-GAAP research and development expenses, non-GAAP general and administrative expenses, non-GAAP operating expense adjustments, non-GAAP net loss, and non-GAAP basic and diluted net loss per share, which present operating results on a basis adjusted for stock-based compensation and restructuring expenses.

Stock-based compensation expenses represent non-cash charges related to equity awards granted by Sarepta. Although these are recurring charges to operations, management believes the measurement of these amounts can vary substantially from period to period and depend significantly on factors that are not a direct consequence of operating performance that is within management’s control. Therefore, management believes that excluding these charges from non-GAAP research and development expenses, non-GAAP general and administrative expenses, non-GAAP net loss and non-GAAP net loss per share facilitates comparisons of the Company’s operational performance in different periods.

Restructuring related expenses incurred related to the consolidation of the Company’s operations to Massachusetts have been excluded from non-GAAP research and development expenses, non-GAAP general and administrative expenses, non-GAAP net loss and non-GAAP net loss per share as the Company believes that the adjustments for these items represent more closely the sustainability of the Company’s operating performance and understanding of its financial results.

The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating operational performance and cash requirements internally. The Company also believes these non-GAAP measures increase comparability of period-to-period results and are useful to investors as they provide a similar basis for evaluating the Company’s performance as is applied by management. These non-GAAP measures are not intended to be considered in isolation or to replace the presentation of the Company’s financial results in accordance with GAAP. Use of the terms non-GAAP research and development expenses, non-GAAP general and administrative expenses, non-GAAP operating expense adjustments, non-GAAP net loss, and non-GAAP basic and diluted net loss per share may differ from similar measures reported by other companies, which may limit comparability, and are not based on any comprehensive set of accounting rules or principles. All relevant non-GAAP measures are reconciled from their respective GAAP measures in the attached table “Reconciliation of GAAP to Non-GAAP Net Loss.”

Recent Corporate Developments

Duchenne Muscular Dystrophy Program

•	Sarepta Therapeutics Announces FDA Request For Dystrophin Data Prior To Making A Decision on Eteplirsen NDA

•	Sarepta Therapeutics Announces FDA Will Not Complete the Review of the Eteplirsen New Drug Application By The PDUFA Date

Corporate Updates

•	Sarepta Therapeutics Announces Common Stock Offering

About Sarepta Therapeutics

Sarepta Therapeutics is a biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare, infectious and other diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying DMD drug candidates, including its lead DMD product candidate, eteplirsen, designed to skip exon 51. Sarepta is also developing therapeutics for the treatment of rare, infectious and other diseases. For more information, please visit us at www.sarepta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include those regarding the Company’s business plans.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Known risk factors include, among others: data collected by the Company may not satisfy the FDA’s requirements or support approval of our eteplirsen NDA, on an expedited timeframe or at all, and the FDA may further delay its approval decision, make additional requests relating to the eteplirsen NDA, provide a complete response letter or otherwise decline to provide marketing approval for eteplirsen; we may not be able to comply with any other FDA requests relating to the eteplirsen NDA or with respect to our ongoing or planned clinical trials, in a timely manner or at all; the FDA may further delay its decision on the eteplirsen NDA or may not provide marketing approval for eteplirsen for other reasons; we may not be able to complete clinical trials required by the FDA for approval of our products or any submissions made in connection with our pipeline of product candidates; the results of our ongoing research and development efforts and clinical trials for our product candidates including eteplirsen and our technologies may not be positive or consistent with prior results or demonstrate a safe treatment benefit or support an NDA filing, positive advisory committee recommendation or marketing approval by the FDA or other regulatory authority; we may not be able to execute on our business plans including meeting our expected or planned regulatory milestones and timelines, clinical development plans and bringing our product candidates to market, including the planned commercialization of eteplirsen, for various reasons, including factors outside of the Company’s control, including possible limitations of Company financial and other resources, manufacturing limitations that may not be anticipated or resolved for in a timely manner or at all, and regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates; and those risks identified under the heading “Risk Factors” in Sarepta’s most recent Annual Report on Form 10-K for the year ended December 31, 2015 or most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by Sarepta which you are encouraged to review.

Any of the foregoing risks could materially and adversely affect Sarepta’s business, results of operations and the trading price of Sarepta’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review the Company’s filings with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Internet Posting of Information

We routinely post information that may be important to investors in the ‘For Investors’ section of our web site at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Sarepta Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues from grants and research contracts	$—	$—	$—	—
Operating expenses:
Research and development	44,348	29,180	83,174	68,345
General and administrative	17,752	12,927	38,628	35,624

Operating loss	(62,100)	(42,107)	(121,802)	(103,969)

Other income (loss):
Interest (expense) income and other, net	(201)	256	(269)	559

Net loss	$(62,301)	$(41,851)	$(122,071)	$(103,410)

Net loss per share - basic and diluted	$(1.35)	$(1.01)	$(2.66)	$(2.50)

Shares used in per share calculation basic and diluted	46,157	41,357	45,927	41,341

Sarepta Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net loss - GAAP	$(62,301)	$(41,851)	$(122,071)	$(103,410)

Research and development:

Stock-based compensation expense	2,404	2,562	4,853	5,008

Restructuring expense	511	—	1,013	—

Total research and development non-GAAP adjustments [1]	2,915	2,562	5,866	5,008

General and administrative:

Stock-based compensation expense	4,426	3,368	8,667	15,078

Restructuring expense	115	—	146	—

Total general and administrative non-GAAP adjustments [1]	4,541	3,368	8,813	15,078

Net loss - non-GAAP	$(54,845)	$(35,921)	$(107,392)	$(83,324)

Non-GAAP net loss per share - basic and diluted	$(1.19)	$(0.87)	$(2.34)	$(2.02)

Shares used in per share calculations - basic and diluted	46,157	41,357	45,927	41,341

[1]	Non-GAAP operating expense adjustments are comprised of total general and administrative non-GAAP adjustments and total research and development non-GAAP adjustments. Total non-GAAP operating expense adjustments were $7,456 and $5,930 for the three months ended June 30, 2016 and 2015, respectively. Total non-GAAP operating expense adjustments were $14,679 and $20,086 for the six months ended June 30, 2016 and 2015, respectively.

Sarepta Therapeutics, Inc.

Balance Sheet Highlights

(in thousands)

(unaudited)

	June 30,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$123,215	$192,491
Restricted investments	11,478	11,478
Total assets	204,068	273,782
Total liabilities	82,609	83,435
Total stockholders’ equity	$121,459	$190,347

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.

Ian Estepan, 617-274-4052

iestepan@sarepta.com

or

W2O Group

Brian Reid, 212-257-6725

breid@w2ogroup.com